Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-3

Adlai Nortye Ltd.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A Ordinary Share, par value $0.0001 per share represented by American Depositary Shares	(1)	457(o)		$			$0.0001381	$
Fees to be Paid	Debt	Debt Securities		457(o)					0.0001381
Fees to be Paid	Other	Units		457(o)					0.0001381
Fees to be Paid	Other	Warrants to purchase Ordinary Shares		457(o)					0.0001381
Fees to be Paid	Other	Rights		457(o)					0.0001381
Fees Previously Paid	Unallocated (Universal) Shelf		(2)	457(o)				600,000,000.00			82,860.00
Fees to be Paid	Equity	Class A Ordinary Share represented by American Depositary Shares (Secondary Offering)	(3)	Other	98,577,627		$5.30	$522,461,423.10	0.0001381		$72,151.92

Total Offering Amounts:								$1,122,461,423.10			155,011.92
Total Fees Previously Paid:											108,321.39
Total Fee Offsets:											0.00
Net Fee Due:											$46,690.53

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Offering Note(s)

(1)	These Class A ordinary shares are represented by American Depositary Shares (“ADSs”), each of which represents 3 Class A ordinary shares of the registrant.
(2)	There are being registered hereunder such indeterminate number of the securities of each identified class being registered as may be sold by the registrant from time to time at indeterminate prices, with the maximum aggregate offering price not to exceed $600,000,000. If any debt securities are issued at an original issue discount, then the offering price of such debt securities shall be in such greater principal amount as shall result in an aggregate offering price not to exceed $600,000,000, less the aggregate dollar amount of all securities previously issued hereunder. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The proposed maximum initial offering price per unit will be determined, from time to time, by the registrant in connection with the issuance by the registrant of the securities registered hereunder. The securities registered also include such indeterminate number of ordinary shares represented by ADSs and the amount of debt securities as may be issued upon conversion of or exchange for debt securities that provide for conversion or exchange, upon exercise of warrants or rights or pursuant to the anti-dilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (“Securities Act”), the ordinary shares represented by ADSs being registered hereunder include such indeterminate number of ordinary shares as may be issuable with respect to the ordinary shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.
(3)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. Includes consideration to be received by the Registrant, if applicable, for registered securities that are issuable upon exercise, conversion, or exchange of other registered securities. Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price is $5.30, which is the average of the high and low prices of the registrant’s Class A ordinary shares as reported on the Nasdaq Global Select Market as of April 20, 2026.